Exhibit (a)(1)(viii)

AMENDED AND RESTATED LETTER TO CLIENTS

MERCER INTERNATIONAL INC.

AMENDED OFFER TO PAY A PREMIUM FOR
ANY AND ALL OF ITS OUTSTANDING
8.5% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2010
(CUSIP NOS. U58839AA6, 588056AG6 and 588056AF8)

Pursuant to the Amended and Restated Offering Circular dated September 9, 2009
(as amended or supplemented from time to time, the “Offering Circular”)

The Exchange Offer (as defined in the Offering Circular) will expire at 5:00 p.m., New York City time, on September 23, 2009, unless extended or earlier terminated by Mercer International Inc. (“Mercer”) (such date and time, as may be extended by Mercer, the “Expiration Date”). In order to be eligible to participate in the Exchange Offer holders of Mercer’s 8.5% Convertible Senior Subordinated Notes due 2010 (the “Old Notes”) must tender and not withdraw their Old Notes before 5:00 p.m., New York City time on the Expiration Date, unless extended. Tenders may not be withdrawn after 5:00 p.m., New York City time on the Expiration Date.

Old Notes tendered in the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as it may be extended or earlier terminated).

To Our Clients:

We are enclosing herewith the documents listed below relating to the Exchange Offer by Mercer to pay a premium to holders of any and all of its outstanding Old Notes who elect to exchange their Old Notes for Mercer’s new 8.5% Convertible Senior Subordinated Notes due 2011 (the “New Notes”), its common stock, par value $1.00 per share (the “Common Stock”) and its warrants to purchase Common Stock (the “Warrants”), upon the terms and subject to the conditions set forth in the Offering Circular and the accompanying Amended and Restated Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”). Certain terms used but not defined herein have the meanings ascribed to them in the Offering Circular.

The consideration in this Exchange Offer for each $1,000 principal amount of Old Notes validly tendered and accepted for exchange is: (a) $1,000 principal amount of New Notes; (b) a premium of 17 shares of Common Stock; (c) a premium of 15 Warrants; and (d) accrued and unpaid interest on the Old Notes to, but excluding, the Settlement Date (as defined in the Offering Circular), which is expected to be approximately $37.54 payable in cash. Old Notes may be tendered for exchange in a minimum denomination of $1,000 aggregate principal amount of Old Notes and integral multiples thereof.

Only Old Notes validly tendered and not properly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange.

For your information, enclosed herewith are copies of the following documents:

1. Offering Circular; and

2. Letter of Transmittal (together with accompanying Substitute Form W-9 and related Guidelines).

The Exchange Offer is subject to certain conditions. See the section of the Offering Circular entitled “Terms of the Exchange Offer — Conditions of the Exchange Offer”.

Mercer will not pay any fee, commission or expense to any broker or dealer or to any other persons (other than to the Exchange Agent and the Information Agent) in connection with the solicitation of tenders of the Old Notes pursuant to the Exchange Offer. Mercer will not pay or cause to be paid any transfer taxes payable on the transfer of the Old Notes to Mercer, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

We are the holder of your Old Notes through our account with The Depository Trust Company (“DTC”). A tender of Old Notes can be made only by us as a DTC participant and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the Old Notes held by us through our DTC account pursuant to the terms and conditions set forth in the Offering Circular and the Letter of Transmittal.

We urge you to read the Offering Circular, including the documents incorporated by reference therein, and the Letter of Transmittal carefully before instructing us to tender your Old Notes. You may use the attached form to give your instructions.

PLEASE RETURN YOUR INSTRUCTIONS TO US IN THE ENCLOSED ENVELOPE OR CONTACT YOUR REPRESENTATIVE WITH INSTRUCTIONS TO PERMIT US TO TENDER YOUR OLD NOTES PRIOR TO THE EXPIRATION DATE.

INSTRUCTIONS TO THE DEPOSITORY TRUST COMPANY PARTICIPANT

To The Depository Trust Company Participant:

The undersigned hereby acknowledges receipt of the Amended and Restated Offering Circular, dated September 9, 2009 (the “Offering Circular”), of Mercer International Inc. (“Mercer”), a Washington corporation, and the accompanying Amended and Restated Letter of Transmittal (the “Letter of Transmittal”), which together set forth the terms and conditions of the offer (the “Exchange Offer”) by Mercer to pay a premium to holders of any and all of its outstanding 8.5% Convertible Senior Subordinated Notes due 2010 (the “Old Notes”) who elect to exchange their Old Notes into Mercer’s new 8.5% Convertible Senior Subordinated Notes due 2011 (the “New Notes”), shares of Mercer’s Common Stock $1.00 par value per share (“Common Stock”) and Mercer’s warrants to purchase Common Stock, upon the terms and subject to the conditions set forth in the Offering Circular and in the Letter of Transmittal. Certain terms used but not defined herein have the meanings ascribed to them in the Offering Circular.

This will instruct you as to the action to be taken by you, for the account of the undersigned, relating to the Exchange Offer.

The aggregate principal amount of Old Notes held by you through your account with The Depository Trust Company (“DTC “) for the account of the undersigned is (fill in amount): $                      aggregate principal amount of Old Notes.

With respect to the Exchange Offer, the undersigned hereby instructs you (check appropriate box):

☐	To tender the following aggregate principal amount of Old Notes held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offering Circular and the Letter of Transmittal (insert aggregate principal amount of Old Notes to be tendered, if any): $ aggregate principal amount of Old Notes.*

The aggregate principal amount of Old Notes beneficially owned by the undersigned that are held by participants other than you, which the undersigned is tendering for conversion (insert aggregate principal amount of Old Notes): $                       aggregate principal amount of Old Notes

☐	Not to tender any aggregate principal amount of Old Notes held by you for the account of the undersigned.

*	Unless otherwise indicated, the entire amount of Old Notes indicated above as held by the participant for the account of the undersigned will be tendered in $1,000 integral multiples.

Name (s) of beneficial owner (s):

Signature (s)

Name (s):
(Please Print)

Address (es):

Telephone Number (s):

Taxpayer Identification or Social Security Number (s):

Date:

SIGN HERE:

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